As filed with the Securities and Exchange Commission on August 2, 2005
     Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TELEFLEX INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-1147939 (I.R.S. Employer Identification Number)
155 South Limerick Road
Limerick, Pennsylvania 19468
(610) 948-5100
(Address of Principal Executive Offices)
TELEFLEX INCORPORATED 401(k) SAVINGS PLAN
(Formerly, the Teleflex Voluntary Investment Plan)
(Full Title of the Plan)
LAURENCE G. MILLER, ESQ
Senior Vice President, General Counsel and Secretary
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
(610) 948-5100
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
ALAN SINGER, ESQ.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed
Securities to Be	Amount to Be	Offering Price Per	Maximum Aggregate	Amount of
Registered (1)	Registered	Share (2)	Offering Price(2)	Registration Fee
Common Stock, par value $1 per share (3)	500,000 shares	$62.02	$31,010,000.00	$3,649.88

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate amount of interests in the Teleflex Incorporated 401(k) Savings Plan, or the “Plan.”

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act based upon the average of high and low prices for the common stock as reported on the New York Stock Exchange Composite Tape on July 26, 2005.

(3)	Associated with each share of common stock is the right to purchase one one-thousandth of a share of the registrant’s Series SRP Junior Participating Preference Stock (the “Preference Stock”) pursuant to a Rights Agreement. Such Preference Stock purchase rights do not carry a separate price.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents we filed with the Securities and Exchange Commission, or the “SEC,” pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:
     1. Our Annual Report on Form 10-K for the fiscal year ended December 26, 2004;
     2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2005;
     3. Our Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2005;
     4. Our Current Reports on Form 8-K filed with the SEC on March 9, 2005 and May 5, 2005;
     5. The Plan’s Annual Report on Form 11-K for the year ended December 31, 2003;
     6. The description of the shares of our common stock, $1 par value, set forth in our Registration Statement on Form 8-A filed with the SEC on March 16, 1994; and
     7. The description of Preference Stock purchase rights set forth in our Registration Statement on Form 8-A filed with the SEC on December 14, 1998.
     All documents that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded.
     EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Teleflex Incorporated for the year ended December 26, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of common stock that may be offered under the Plan will be passed upon for us by James J. Leyden, Associate General Counsel. As of August 2, 2005, Mr. Leyden held options to acquire 5,000 shares of our common stock, none of which are excercisable as of the date hereof or within 60 days thereafter.

Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article THIRTEENTH of our Restated Certificate of Incorporation provides that except to the extent otherwise provided by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.
     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article XII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding either civil, criminal, administrative or investigative by reason of the fact that he is or was our director, officer or employee or is or was serving at our request as a director, officer or employee of another enterprise or is or was a director, officer or employee of another enterprise or is or was a director, officer or employee of ours or an affiliated enterprise of ours against certain liabilities, costs and expenses, to the extent that (i) such person is not insured or otherwise indemnified and (ii) the power to so indemnify has been or may be granted by statute. Article XII further permits us to purchase and maintain insurance to the extent permitted by law on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity. We have purchased directors’ and officers’ liability insurance.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description
5.1	Opinion of James J. Leyden, Associate General Counsel, regarding legality of securities being registered

5.2	Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code

23.1	Consent of James J. Leyden, Associate General Counsel (included in his opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney (included as part of the Registrant’s signature page hereof)
Item 9. Undertakings.
     Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limerick, Commonwealth of Pennsylvania, on this 2nd day of August, 2005.

TELEFLEX INCORPORATED
By:	/s/ Jeffrey P. Black
Name:	Jeffrey P. Black
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Jeffrey P. Black and Laurence G. Miller, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments and post-effective amendments to this registration statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jeffrey P. Black Jeffrey P. Black	Director and Chief Executive Officer (Principal Executive Officer)	August 2, 2005

/s/ Lennox K. Black Lennox K. Black	Chairman of the Board of Directors, Director	August 2, 2005

/s/ George Babich, Jr. George Babich, Jr.	Director	August 2, 2005

/s/ Patricia C. Barron Patricia C. Barron	Director	August 2, 2005

/s/ Donald Beckman Donald Beckman	Director	August 2, 2005

/s/ William R. Cook William R. Cook	Director	August 2, 2005

Sigismundus W. W. Lubsen	Director	___, 2005

Judith M. von Seldeneck	Director	___, 2005

Benson F. Smith	Director	___, 2005

/s/ Harold L. Yoh III Harold L. Yoh III	Director	August 2, 2005

/s/ James W. Zug James W. Zug	Director	August 2, 2005

/s/ Martin S. Headley Martin S. Headley	Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2005

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limerick, state of Pennsylvania, on August 2, 2005.

TELEFLEX INCORPORATED 401(k) SAVINGS PLAN
By:	/s/ Terry S. Moulder
Name:	Terry S. Moulder
Title:	Member, Plan Administrative Committee

EXHIBIT INDEX

Exhibit
Number	Description

5.1	— Opinion of James J. Leyden, Associate General Counsel regarding legality of securities being registered

5.2	— Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code

23.1	— Consent of James J. Leyden, Associate General Counsel (included in his opinion filed as Exhibit 5.1 hereto)

23.2	— Consent of Independent Registered Public Accounting Firm

24	— Powers of Attorney (included as part of the Registrant’s signature page hereof)